UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2006

(Date of Report (Date of earliest event reported))

LONGVIEW FIBRE COMPANY

(Exact name of Registrant as specified in its charter)

Washington	001-10061	91-0298760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fibre Way, Longview Washington 98632

(Address of principal executive offices) (Zip Code)

(360) 425-1550

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 25, 2006 Longview Fibre Company (the “Company”) announced the appointment of Steven J. Buhaly as Chief Financial Officer and Senior Vice President-Finance, Secretary and Treasurer. On October 12, 2006, the Company agreed to a compensation package with Mr. Buhaly pursuant to which Mr. Buhaly will be paid an annual base salary of $300,000 and will participate in the Company’s Short-Term Incentive Plan on a prorated basis from his start date of September 25, 2006. The Company’s Short-Term Incentive Plan is filed as Exhibit 10.3 to the registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 001-10061).

The Company also will enter into a Termination Protection Agreement with Mr. Buhaly that will provide for certain compensation and other benefits to be paid to Mr. Buhaly if he is terminated without cause or if he terminates his employment voluntarily in certain circumstances, in each case following a change in control of the Company. The agreement with Mr. Buhaly will provide for continued payment of his base salary for a period ending one year following a change in control of the Company, conditioned upon termination of employment under the circumstances described above. The Compensation Committee of the Board will finalize the agreement. A form of the Termination Protection Agreement is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed on May 10, 2006 (File No. 001-10061).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGVIEW FIBRE COMPANY

By:	/s/ R.H. Wollenberg
Name:	R.H. Wollenberg
Title:	Chief Executive Officer and Chairman of the Board

Dated: October 16, 2006